Exhibit 10.19

December 17, 2013

CONFIDENTIAL

Timothy C. Rodell, M.D., FCCP

President and CEO

GlobeImmune, Inc.

1450 Infinite Drive

Louisville, CO 80027

Re:	Initial Public Offering

Dear Tim:

The purpose of this engagement letter is to outline our agreement in principle pursuant to which Aegis Capital Corp. (“Aegis”) will act as the lead underwriter on a firm commitment basis in connection with the proposed initial public offering (the “Offering”) of common stock (the “Common Stock”) by GlobeImmune, Inc. (collectively, with its subsidiaries and affiliates, the “Company”). This engagement letter sets forth certain conditions and assumptions upon which the Offering is premised. However, except as expressly provided herein, this engagement letter is not intended to be a binding legal document, as the agreement between the parties hereto on the matters relating to the Offering will be embodied in the Underwriting Agreement (as defined below).

The terms of our agreement in principle are as follows:

The Company hereby engages Aegis, for the period beginning on the date hereof and ending on the earlier of (i) six (6) months from the date of the initial closing of the Debt Placement (as defined below) or (ii) completion of the Offering, unless sooner terminated pursuant to the terms of this engagement letter (the “Engagement Period”), to act as the Company’s lead managing underwriter and/or book runner and investment banker in connection with the proposed Offering or any other equity or debt financing. Notwithstanding the foregoing, an Offering will not include (and Aegis will not be entitled to a fee) if, during the Engagement Period, the Company completes (i) licensing or collaboration transactions, including such transactions which have debt or equity components, (ii) ordinary course debt and (iii) any merger, reorganization, consolidation, acquisition of 50% or more of the voting power of the Company or acquisition of substantially all of the assets of the Company.

1. If requested by the Company and reasonably appropriate to this engagement, during the engagement, Aegis will provide the following services to the Company in connection with a possible Offering:

•	Aegis will familiarize itself with the business, operations, properties, financial condition and prospects of the Company such that it can assist with the Offering;

•	Aegis will advise and assist the Company in evaluating any potential Offering, and, if the Company believes such Offering to be desirable, advise the Company regarding a general strategy and process for completing the Offering;

•	Aegis will contact potential investors and may meet with representatives of investors and provide them with such information about the Company as may be appropriate, subject to customary confidentiality and legal restrictions; and

•	Aegis will, if requested by the Company and when deemed necessary, assist in evaluation of terms, formulate negotiation strategies and assist in negotiations in connection with an Offering.

2. The Offering will consist of the sale of approximately $40 million worth of common stock of the Company (“Common Stock”) (the shares of Common Stock to be sold in the Offering are hereinafter referred to collectively as the “Shares”). Aegis will act as lead managing underwriter of an underwriting syndicate, subject to, among other matters referred to herein and additional customary conditions, completion of Aegis’ due diligence examination of the Company and its affiliates, and the execution of a definitive underwriting agreement between the Company and Aegis in connection with the Offering (the “Underwriting Agreement”). The Company and Aegis will agree to: (i) create an underwriting syndicate for the Offering comprised of broker-dealers who are members of the Financial Industry Regulatory Authority (“FINRA”) and mutually agreed upon by both the Company and Aegis, (ii) rely on soliciting dealers who are FINRA members to participate in placing a portion of the Offering, (iii) offer Shares to such dealers at less than the public offering price and/or (iv) offer Shares in foreign jurisdictions.

3. The actual size of the Offering, the precise number of Shares to be offered by the Company and the offering price per Share will be the subject of continuing negotiations between the Company and Aegis and will depend upon, among other factors: (i) the capitalization of the Company at the time of the Offering, (ii) market and general economic conditions and changes in the prospects and/or forecasts of the Company, (iii) the preparation and Aegis’ review of the Company’s audited financial statements, (iv) Aegis’ determination of the Company’s pre-money valuation (based upon the information provided to Aegis by the Company) and (v) other factors. This agreement does not constitute an agreement or commitment (express or implied) on the part of the Company to enter into or consummate an Offering, and nothing in this agreement shall prevent the Company from abandoning or otherwise electing not to proceed with any Offering. The Company shall have sole discretion in determining whether or not to proceed with an Offering. Accordingly, Aegis has no power to enter into any agreement or incur any obligation on behalf of the Company without the Company’s prior written consent.

4. The Underwriting Agreement will provide that the Company will grant to Aegis an option, exercisable within 45 days after the closing of the Offering (“Closing”), to acquire up to an additional 15% of the total number of Shares to be offered by the Company in the Offering, solely for the purpose of covering over-allotments (the “Over-allotment Shares”).

5. The Company will pay an underwriting discount or spread of 7.0% of the public offering. Aegis and any other underwriters will also be entitled to a pro-rata non-accountable expense allowance equal to 1% of the public offering price. The Company shall pay a $25,000 advance to Aegis upon execution of this engagement letter (“Advance”), which shall be applied against the underwriting discount. As additional compensation for Aegis’ services, the Company shall issue to Aegis or its designees at the Closing warrants (the “Underwriter’s Warrants”) to purchase that number of shares of Common Stock equal to 2% of the aggregate number of Shares sold in the Offering. The Underwriter’s Warrants will be exercisable at any time and from time to time, in whole or in part, during the four-year period commencing one year from the Closing, at a price per share equal to 150.0% of the public offering price per share of common stock at the Offering. The Underwriter’s Warrant will provide for registration rights (including piggyback rights for up to two registration statements) and customary anti-dilution provisions (for stock dividends and splits and recapitalizations) consistent with FINRA Rule 5110, and further, the number of shares underlying the Underwriter’s Warrants shall be reduced if necessary to comply with FINRA rules or regulations.

6. The Company will, as soon as practicable following the date hereof, prepare and, following completion of the contemplated convertible debt offering with Aegis acting as placement agent with gross proceeds to the Company of at least $5,000,000 (the “Debt Placement”), file with the Securities and Exchange Commission (the “Commission”) and the appropriate state securities authorities, a Registration Statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), and a prospectus included therein (the “Prospectus”) covering the Shares to be sold in the Offering and the Over-allotment Shares. The Registration Statement (including the Prospectus therein), and all amendments and supplements thereto, will be in form reasonably satisfactory to Aegis and counsel to Aegis and will contain: (i) audited financial statements of the Company and such interim and other financial statements and schedules as may be required by the Act and rules and regulations of the Commission thereunder, and (ii) a description of the business of the Company and such other disclosures regarding the Company and its officers and directors as may be required by the Act and rules and regulations of the Commission thereunder.

7. The Registration Statement filing will include as an exhibit a proposed form of Underwriting Agreement. The final Underwriting Agreement will be in form satisfactory to the Company and Aegis and will include indemnification provisions and other terms and conditions customarily found in underwriting agreements for initial public offerings. Without limiting the generality of the foregoing, the Underwriting Agreement will contain customary representations and warranties of the Company and will further provide, in addition to the matters addressed herein, that (i) the Company’s directors and officers and any other holder of outstanding shares of Common Stock as of the effective date of the Registration Statement, will enter into customary “lock-up” agreements, including customary carve outs, in favor of Aegis pursuant to which such persons and entities will agree, for a period of six (6) months from the date of the Offering, that they will neither offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any securities of the Company without Aegis’ prior written consent and (ii) each of the Company and any successors of the Company will agree, for a period of six (6) months from the Closing, that, subject to customary carve outs, each will not (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; (b) file or caused to be filed any registration statement with the Commission relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company other than Registration Statements on Form S-8 or (c) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of capital stock of the Company, whether any such transaction described in clause (a), (b) or (c) above is to be settled by delivery of shares of capital stock of the Company or such other securities, in cash or otherwise.

8. Concurrently with or as soon as practicable after the filing of the Registration Statement with the Commission, the Company will make all necessary state “blue sky” securities law filings with respect to the Shares to be sold in the Offering (including the Over-allotment Shares). The Company and Aegis will cooperate in obtaining the necessary approvals and qualifications in such states as Aegis and the Company deem necessary and/or desirable. It is agreed that Aegis’ counsel will act as the Company’s “blue sky” counsel with respect to this Offering. The Company will be responsible for and pay certain expenses relating to the Offering, including, without limitation, (a) all filing fees and communication expenses relating to the registration of the Shares to be sold in the Offering (including the Over-allotment Shares) with the Commission; (b) all COBRADesk filing fees associated with the review of the Offering by FINRA; all fees and expenses relating to the listing of such Shares on the Nasdaq Capital Market, the Nasdaq Global Market, Nasdaq Global Select Market or the NYSE Amex and on such other stock exchanges as the Company and Aegis together determine; (c) all fees, expenses and disbursements relating to background checks of the Company’s officers and directors in an amount not to exceed $25,000 in the aggregate; (d) all fees, expenses and disbursements relating to the registration or qualification of such Shares under the “blue sky” securities laws of such states and other jurisdictions as the Company and Aegis may reasonably agree (including, without limitation, all filing and registration fees, and the reasonable fees and disbursements of “blue sky” counsel, it being agreed that such fees and expenses will be limited to: (i) if the Offering is commenced on either the Nasdaq Global Market, Nasdaq Global Select Market or the NYSE Amex, the Company will make a payment of $5,000 to such counsel at Closing or (ii) if the Offering is commenced on the Nasdaq Capital Market or on the Over the Counter Bulletin Board, the Company will make a payment of $15,000 to such counsel upon the commencement of “blue sky” work by such counsel and an additional $5,000 at Closing); (e) all fees, expenses and disbursements relating to the registration, qualification or exemption of such Shares under the securities laws of such foreign jurisdictions as the Company and Aegis may reasonably agree; (f) fees and expenses of the transfer agent for the Common Stock; (g) stock transfer and/or stamp taxes, if any, payable upon the transfer of securities from the Company to Aegis; (h) the costs associated with post-Closing advertising the Offering in the national editions of the Wall Street Journal and New York Times; provided that, such amounts will not exceed $5,000 without the Company’s prior written consent; (i) the fees and expenses of the Company’s accountants; (j) the fees and expenses of the Company’s legal counsel and other agents and representatives; (k) the $21,775 cost associated with the use of Ipreo’s book building, prospectus tracking and compliance software for the Offering; provided that, such fee or portion thereof is only payable upon closing of an Offering; (l) the fees and expenses of the Underwriter’s legal counsel not to exceed $75,000 provided that, such fees and expenses or portion thereof is only payable upon closing of an Offering; and (m) up to $20,000 of Aegis’ actual accountable “road show” expenses for the Offering; provided that, such fee or portion thereof is only payable in connection with the closing of the Offering.

9. While the Commission is reviewing the Registration Statement, Aegis will plan and arrange one or more “road show” marketing trips for the Company’s management to meet with prospective investors. Such trips will include visits to a number of prospective institutional and retail investors. The Company will pay for its own expenses, including, without limitation, the costs of recording and hosting on the Internet of the Company’s road show presentation and travel and lodging expenses associated with such trips; provided that, such amounts will not exceed $20,000 without the Company’s prior written consent. During the 45-day period prior to the filing of the Registration Statement with the Commission, and at all times thereafter prior and following the effectiveness of the Registration Statement, the Company, its officers, directors and related parties and Aegis and its officers, directors and related parties will abide by all rules and regulations of the Commission relating to public offerings, including, without limitation, those relating to public statements (i.e., “gun jumping”) and disclosures of material non-public information. In addition, neither Aegis or the Company will , without the prior written consent of the other party, make any offer relating to the Shares that would constitute an “issuer free writing prospectus,” as defined in Rule 433 under the Securities Act, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405 under the Securities Act required to be filed with the Commission.

10. At such time as the Company and Aegis are mutually satisfied that it is appropriate to commence the Offering, the final terms of the Underwriting Agreement will be negotiated and the Company and Aegis will request the Commission to make the Registration Statement effective.

11. The Offering will be conditioned upon, among other things, the following:

(a) Satisfactory completion by Aegis of its due diligence investigation and analysis of: (i) the Company’s arrangements with its officers, directors, employees, affiliates, customers and suppliers and (ii) the Company’s audited historical financial statements as may be required by the Securities Act and rules and regulations of the Commission thereunder for inclusion in the Registration Statement, and approval by Aegis’ commitment committee;

(b) The execution by the Company and Aegis of a definitive Underwriting Agreement containing all applicable terms and conditions provided for in this engagement letter;

(c) The Company meeting the criteria necessary for inclusion of the Common Stock on the Nasdaq Capital Market, Nasdaq Global Market, Nasdaq Global Select Market or the NYSE Amex and seeking and using its commercially reasonable efforts to maintain such listing for a period of at least three years after the Closing;

(d) Neither the Company nor any of its affiliates having, either prior to the initial filing or the effective date of the Registration Statement, made any offer or sale of any securities which are required to be “integrated” pursuant to the Act or the regulations thereunder with the offer and sale of the Shares pursuant to the Registration Statement;

(e) The Company’s registration of the Common Stock under the provisions of Section 12(b) or (g), as applicable, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on or prior to the effective date of the Offering;

(f) The Company retaining an independent certified public accounting firm, which will have responsibility for the preparation of the financial statements and the financial exhibits, if any, to be included in the Registration Statement; and

(g) The Company retaining a transfer agent for the Company’s Common Stock.

12. (a) Except as provided in Paragraphs 1, 5, 12, 13, 15, 18, 19 and 20 hereof (which Paragraphs are intended to be legally binding and enforceable on and against the Company and Aegis), this engagement letter is not intended to be a binding legal document nor a legal commitment on the part of Aegis to provide any financing to the Company, as the agreement between the parties hereto on these matters will be embodied in the Underwriting Agreement. Until the Underwriting Agreement has been finally negotiated and signed, the Company or Aegis may at any time terminate their further participation in the proposed transactions contemplated hereby and the engagement by the Company of Aegis, and the party so terminating will have no liability to the other on account of any matters provided for herein, except as provided for in this Paragraph.

(b) Regardless of which party elects to terminate their further participation in the proposed transactions contemplated hereby and the engagement by the Company of Aegis, upon such termination, the Company agrees to reimburse Aegis for, or otherwise pay and bear, the expenses and fees to be paid and borne by the Company as provided for in Paragraph 8 above and to reimburse Aegis for the full amount of its actual, reasonable, documented out of pocket accountable expenses as described in Section 8 incurred to such date up to a maximum of $100,000 (provided, however, that such expense cap in no way limits or impairs the indemnification and contribution provisions of this engagement letter) less amounts, if any, previously paid to Aegis in reimbursement for such expenses; provided, however, that Aegis will not be entitled to any such reimbursement if: (i) Aegis terminates Aegis’ engagement prior to the execution of the Underwriting Agreement for other than Good Reason (as defined below) (ii) the Company terminates Aegis’ engagement prior to the execution of the Underwriting Agreement on account of Aegis’ gross negligence, willful misconduct or breach of this Agreement, (iii) the Debt Placement has not been completed by February 28, 2014, (iv) the Company terminates Aegis engagement prior to the execution of the Underwriting Agreement for Aegis’ failure to proceed with the Offering in good faith.

(c) As used herein, the term “Good Reason” means: (i) the failure of the Company to proceed with the Offering in good faith, (ii) the gross negligence or willful misconduct of the Company, (iii) the occurrence of any domestic or international event or act or occurrence which materially disrupts, or in Aegis’ sole opinion will, in the immediate future, materially disrupt, general securities markets in the United States for a period greater than one month, (iv) the Company will have sustained a material loss by fire, flood, accident, hurricane, earthquake, theft, sabotage or other calamity or malicious act which, is not covered by adequate insurance proceeds, will, in Aegis’ sole judgment, make it substantially impossible to proceed with the Offering; (v) a material adverse change in the condition of the Company which would make it, in Aegis’ sole judgment substantially impossible to proceed with the Offering.

13. The Company represents to Aegis that the Company is or will be liable for any finder’s fees to third parties in connection with the introduction of the Company to Aegis. The Company represents and warrants to Aegis that the entry into this engagement letter or any other action of the Company in connection with the proposed Offering will not violate any agreement between the Company and any other underwriter. Aegis reserves the right to reduce any item of its compensation or adjust the terms thereof as specified herein in the event that a determination and/or suggestion will be made by FINRA to the effect that the underwriters’ aggregate compensation is in excess of FINRA rules or that the terms thereof require adjustment; provided, however, the aggregate compensation otherwise to be paid to the underwriters by the Company may not be increased above the amounts stated herein without the written approval of the Company.

14. Neither the Company nor any of its affiliates has either prior to the initial filing or the effective date of the Registration Statement, made any offer or sale of any securities which are required to be “integrated” pursuant to the Act or the regulations thereunder with the offer and sale of the Shares pursuant to the Registration Statement.

15. Neither Aegis nor the Company agrees will issue press releases or engage in any other publicity, without the other party’s prior written consent, commencing on the date hereof and continuing for a period of forty (40) days from Closing of the Offering, other than normal and customary releases issued in the ordinary course of the Company’s business. The Company and Aegis covenant to adhere to all “gun jumping” and “quiet period” rules and regulations of the Commission prior to, during and following the filing of the Registration Statement and the consummation of the Offering.

16. During the Engagement Period or until the Closing, the Company agrees to cooperate with Aegis and to furnish, or cause to be furnished, to Aegis, any and all information and data concerning the Company, and the Offering that Aegis reasonably requests (the “Information”). The Company will provide Aegis reasonable access during normal business hours from and after the date of execution of this Agreement until the date of the Closing to all of the Company’s assets, properties, books, contracts, commitments and records and to the Company’s officers, directors, employees, appraisers, independent accountants, legal counsel and other consultants and advisors. The Company represents and warrants to Aegis that all Information: (i) contained in any preliminary or final Prospectus prepared by the Company in connection with the Offering, and (ii) contained in any filing by the Company with any court or governmental regulatory agency, commission or instrumentality, will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading in the light of the circumstances under which such statements are made. The Company acknowledges and agrees that in rendering its services hereunder, Aegis will be using and relying on such Information (and information available from public sources and other sources deemed reliable by Aegis) without independent verification thereof by Aegis or independent appraisal by Aegis of any of the Company’s assets. The Company acknowledges and agrees that this engagement letter and the terms hereof are confidential and will not be disclosed to anyone other than the officers and directors of the Company and the Company’s accountants, advisors and legal counsel or as required by law or regulation. Except as contemplated by the terms hereof or as required by applicable law, Aegis will keep strictly confidential all non-public Information concerning the Company provided to Aegis as more fully described in the Non-Disclosure Agreement dated as of May 3, 2013 between Aegis and the Company. By execution of this letter, Aegis and the Company agree that the term of such Non-Disclosure Agreement is hereby extended until December 31, 2014.

17. The Underwriting Agreement will provide that for a period of twelve (12) months from the Closing, the Company will grant to Aegis the right of first refusal to act as a bookrunner with at least forty two and one half (42.5) percent of the economics for the first public or private equity or public debt offering during such twelve (12) month period of the Company, or any successor to or any subsidiary of the Company.

18. This engagement letter does not create, and shall not be construed as creating rights enforceable by any person or entity not a party hereto, except those entitled hereto by virtue of the indemnification provisions hereof. The Company acknowledges and agrees that Aegis is not and shall not be construed as a fiduciary of the Company and shall have no duties or liabilities to the equity holders or the creditors of the Company or any other person by virtue of this engagement letter or the retention of Aegis hereunder, all of which are hereby expressly waived.

19. (a) To the extent permitted by law, the Company will indemnify Aegis and its affiliates, stockholders, directors, officers, employees, members and controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) against all out of pocket losses, claims, damages, expenses and liabilities, as the same are incurred (including the reasonable fees and expenses of counsel), relating to or arising out of its activities hereunder or pursuant to this engagement letter, except to the extent that any losses, claims, damages, expenses or liabilities (or actions in respect thereof) are found in a final judgment (not subject to appeal) by a court of law to have resulted primarily and directly from Aegis’ willful misconduct or gross negligence in performing the services described herein.

(b) Promptly after receipt by Aegis of notice of any claim or the commencement of any action or proceeding with respect to which Aegis is entitled to indemnity hereunder, Aegis will notify the Company in writing of such claim or of the commencement of such action or proceeding, but failure to so notify the Company shall not relieve the Company from any obligation it may have hereunder, except and only to the extent such failure results in the forfeiture by the Company of substantial rights and defenses. If the Company so elects or is requested by Aegis, the Company will assume the defense of such action or proceeding and will employ counsel reasonably satisfactory to Aegis and will pay the reasonable fees and expenses of such counsel. Notwithstanding the preceding sentence, Aegis will be entitled to employ counsel separate from counsel for the Company and from any other party in such action if counsel for Aegis reasonably determines that it would be inappropriate under the applicable rules of professional responsibility for the same counsel to represent both the Company and Aegis. In such event, the reasonable fees and disbursements of no more than one such separate counsel will be paid by the Company, in addition to local counsel. The Company will have the exclusive right to settle the claim or proceeding provided that the Company will not settle any such claim, action or proceeding without the prior written consent of Aegis, which will not be unreasonably withheld.

(c) The Company agrees to notify Aegis promptly of the assertion against it or any other person of any claim or the commencement of any action or proceeding relating to a transaction contemplated by this engagement letter.

(d) If for any reason the foregoing indemnity is unavailable to Aegis or insufficient to hold Aegis harmless, then the Company shall contribute to the amount paid or payable by Aegis as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and Aegis on the other, but also the relative fault of the Company on the one hand and Aegis on the other that resulted in such losses, claims, damages or liabilities, as well as any relevant equitable considerations. The amounts paid or payable by a party in respect of losses, claims, damages and liabilities referred to above shall be deemed to include any reasonable legal or other fees and expenses incurred in defending any litigation, proceeding or other action or claim. Notwithstanding the provisions hereof, Aegis’ share of the liability hereunder shall not be in excess of the amount of fees actually received, or to be received, by Aegis under this engagement letter (excluding any amounts received as reimbursement of expenses incurred by Aegis).

(e) These indemnification provisions shall remain in full force and effect whether or not the transaction contemplated by this engagement letter is completed and shall survive the termination of this engagement letter, and shall be in addition to any liability that the Company might otherwise have to any indemnified party under this engagement letter or otherwise.

20. The Company represents that it is free to enter into this engagement letter and the transactions contemplated hereby, that it will act in good faith, and that it will not hinder Aegis’ efforts hereunder. This engagement letter will be deemed to have been made and delivered in New York City and both the binding provisions of this engagement letter and the transactions contemplated hereby and by the Underwriting Agreement will be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of New York, without regard to the conflict of laws principles thereof. Each of Aegis and the Company: (i) agrees that any legal suit, action or proceeding arising out of or relating to this engagement letter and/or the transactions contemplated hereby will be instituted exclusively in New York Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (ii) waives any objection which it may have or hereafter to the venue of any such suit, action or proceeding, and (iii) irrevocably consents to the jurisdiction of the New York Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding. Each of the Underwriter and the Company further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the New York Supreme Court, County of New York, or in the United States District Court for the Southern District of New York and agrees that service of process upon the Company mailed by certified mail to the Company’s address will be deemed in every respect effective service of process upon the Company, in any such suit, action or proceeding, and service of process upon Aegis mailed by certified mail to Aegis’ address will be deemed in every respect effective service process upon Aegis, in any such suit, action or proceeding. Notwithstanding any provision of this engagement letter to the contrary, the Company agrees that neither Aegis nor its affiliates, and the respective officers, directors, employees, agents and representatives of Aegis, its affiliates and each other person, if any, controlling Aegis or any of its affiliates, will have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement and transaction described herein except for any such liability for losses, claims, damages or liabilities incurred by us that are finally judicially determined to have resulted from the bad faith or gross negligence of such individuals or entities. Aegis will act under this engagement letter as an independent contractor with duties to the Company.

We are delighted at the prospect of working with you and look forward to a successful Offering. If you are in agreement with the foregoing, please sign and return to us one copy of this engagement letter together with a payment to Aegis Capital Corp. in the amount of twenty-five thousand dollars $25,000 for the Advance. This engagement letter may be executed in counterparts (including facsimile or .pdf counterparts), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Yours truly, AEGIS CAPITAL CORP.

By:	/s/ George Kott
Name: George Kott Title: COO

Accepted and agreed to as of

the date first written above:

GLOBEIMMUNE, INC.

By:	/s/ Timothy C. Rodell
Name: Timothy C. Rodell, M.D., FCCP Title: President and CEO